EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

David G. Kreher                     Fred Nielson              Al Palombo
Chief Operating Officer             Investor Relations        Cameron Associates
(636) 537-9715                      (636) 537-9715            212-554-5488

         Reliv International Declares Dividend

FOR IMMEDIATE RELEASE

CHESTERFIELD, MO, May 4, 2004 -- Reliv International, Inc. (Nasdaq/NM - RELV), an international manufacturer and network marketer of nutritional supplements and other food technology products, today announced that the Board of Directors has declared a dividend of Three Cents ($0.03) per share to all holders of record as of May 17, 2004, to be paid on or about May 31, 2004.

"This dividend is the first in a program adopted by our Board of Directors to make regular distributions to our shareholders." reported Robert L. Montgomery, Chief Executive Officer of Reliv. "The intent of the program is to distribute a portion of Reliv's income to our shareholders on a semi-annual basis."

"We have achieved consistent and increasing levels of profitability and believe our financial resources now permit the payment of dividends while meeting our other financial requirements," said David G. Kreher, Chief Operating Officer. "We want our shareholders to participate directly in our financial success by sharing our profits with them" he said.

The declaration of future dividends will be determined by the Board of Directors from time to time taking into account the results of operations, conditions, financial requirements of the Company and other factors. The Board of Directors may change the amount and timing of dividend distributions, in their discretion.

Reliv International, Inc., based in suburban St. Louis, manufactures and distributes several lines of food products, including nutritional and fiber supplements, diet management products, functional foods and sports drink mixes. Its proprietary product lines include an extensive line of soy-based products. Reliv International's common stock trades on The Nasdaq Stock Market(R) under the symbol RELV.
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NOTE: Any statement released by Reliv International, Inc. that is forward looking is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospect and performance. This includes economic, competitive, governmental, technological and other factors discussed in the Company's filings with the SEC on forms 10-K and 10-Q.


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